Exhibit 99.1

CYS Investments, Inc. Announces Fourth Quarter and Year Ended 2016 Financial Results

For Immediate Release
NEW YORK, NY – February 15, 2017– CYS Investments, Inc. (NYSE: CYS) ("CYS", "we", "our", or the "Company") today announced financial results for the quarter ended (the "Fourth Quarter") and the year ended December 31, 2016.
Fourth Quarter 2016 Highlights

•	December 31, 2016 book value per common share of $8.33, after declaring a $0.25 dividend per common share on December 12, 2016.

•	GAAP net income (loss) available to common stockholders of $(185.4) million, or $(1.23) per diluted common share.

•	Core Earnings plus Drop Income of $36.2 million ($28.1 million Core Earnings and $8.1 million Drop Income), or $0.24 per diluted common share ($0.19 Core Earnings and $0.05 Drop Income).

•	Interest rate spread net of hedge, including Drop Income, of 1.28%.

•	December 31, 2016 leverage ratio of 7.06:1.

•
Operating expenses of $5.2 million, or 1.26% of average stockholders' equity. Excluding the effects of a $1.7 million non-recurring prior period tax charge, the Fourth Quarter operating expense ratio was 0.85%.

•	Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $103.78.

•	Constant Prepayment Rate ("CPR") of 14.2% for the quarter.

•	The Company's duration gap extended to 1.02 at December 31, 2016 from 0.50 at September 30, 2016.

•	Total stockholder return (loss) on common equity of (12.36%).
Full Year 2016 Highlights

•	Total dividends of $1.01 per common share.

•	GAAP net income (loss) available to common stockholders of $(4.4) million, or $(0.04) per diluted common share.

•	Core Earnings plus Drop Income of $154.3 million ($121.4 million Core Earnings and $32.9 million Drop Income), or $1.02 per diluted common share ($0.81 Core Earnings and $0.21 Drop Income).

•	Interest rate spread net of hedge, including Drop Income, of 1.37%.

•
Operating expenses of $23.6 million, or 1.39% of average stockholders' equity, an increase from $20.8 million, or 1.12% for the year ended December 31, 2015. Excluding the effects of $2.6 million of non-recurring charges, the operating expense ratio for the year ended December 31, 2016 was 1.23%.

•	Repurchased 673,166 shares of the Company's common stock for an aggregate purchase price of approximately $5.3 million at a weighted-average price of $7.85 per share.

•	Total stockholder return (loss) on common equity of (0.21%).
Market Commentary
The Fourth Quarter began with a modest sell-off in U.S. Treasuries and sovereign rates as markets reacted to heightened expectations of a December Federal Reserve (the “Fed”) rate hike, and to diminished expectations of global central banks' easing efforts. The unexpected outcome of the U.S. Presidential Election (the "Election") prompted a swift re-evaluation of interest rate outlooks, resulting in a significant run-up in rates through year-end.
Prior to the Election, markets generally expected a "status quo" outcome: continuation of current fiscal policies, pricing in a slow and deliberate Fed tightening cycle, lower long-term rates, and low mortgage rates. Instead, November's turn of events introduced uncertainty of a new Presidential administration's (the "New Administration") changes to future fiscal policy actions, including, but not limited to, tax reductions, provisions to incentivize domestic corporations to repatriate liquid assets held overseas, regulatory reform and measures to increase domestic production of energy and manufacturing, which collectively are expected to increase domestic growth and inflation. Although program details have yet to be made clear, markets now anticipate that the New Administration’s fiscal policy measures will likely pull forward economic growth, and increase the federal budget deficit. Whether this growth can be realized or not remains to be seen, but markets now anticipate higher near-term domestic economic growth and inflation. Based on recent Fed statements, these expectations could compel the Fed to accelerate its interest rate normalization program. As a result, following the Election, the markets rapidly repriced for an environment of higher near-term potential GDP growth and inflation, reversing the three-quarter long bond market rally.
Post-election through December 31, 2016, the markets experienced an increase in the 10-year U.S. Treasury yield, a steepening yield curve, and a corresponding decline in the price of Agency RMBS. The steepening of the yield curve during the Fourth Quarter improved the near-term reinvestment outlook. Equity returns (at current leverage levels) on our target assets are in the mid to low teens. During the Fourth Quarter, the 5-year U.S. Treasury yield rose 78 bps, ending the year at 1.93%; similarly, the yield on the 10-year U.S. Treasury rose by 85 bps, ending the year at 2.44%. For the same period, the price of Agency RMBS fell 3.1% as the price of 30-year FNMA 3.5% Agency RMBS fell from $105.55 on September 30, 2016 to $102.33 on December 31, 2016. Over the course of 2016, Agency RMBS prices declined with 30-year FNMA 3.5% Agency RMBS falling by 0.87% year-over-year. On the financing side of our business, during the Fourth Quarter we continued to benefit from money market reforms put in place prior in the year, which served to increase cash in the financial system seeking government securities as collateral for short-term investments. This benefited the financing side of our business by supporting Agency RMBS repo funding costs, and reducing our net hedging costs relative to where we believe costs would have been absent the increased liquidity in the short term borrowing markets.
On December 14, 2016, the Fed raised the Federal funds rate 25 bps for the first time in 2016. At year-end, the Federal Open Market Committee ("FOMC") and the financial markets were anticipating two to three rate hikes in 2017. The financial markets and the FOMC will continue to closely watch the New Administration’s fiscal policy plans carefully to better gauge inflation and interest rate expectations. The current outlook is characterized by a considerable amount of uncertainty.
Fourth Quarter 2016 Results
The Company’s book value per common share on December 31, 2016 was $8.33, compared to $9.79 at September 30, 2016, after declaring a $0.25 dividend per common share on December 12, 2016. The book value was negatively impacted by an increase in interest rates during the Fourth Quarter as we experienced a dramatic rise in the 10-year U.S. Treasury yield and a corresponding decline in the price of Agency RMBS. The decrease in the value of the Company's Debt Securities during the Fourth Quarter was partially offset by a net realized and unrealized gain in the value of our derivative instruments.
In the Fourth Quarter, the Company generated Core Earnings plus Drop Income (defined below) of $36.2 million, or $0.24 per diluted common share, comprised of Core Earnings of $28.1 million, or $0.19 per diluted common share, and Drop Income of $8.1 million, or $0.05 per diluted common share. This compares to the quarter ended September 30, 2016 (the "Third Quarter") Core Earnings plus Drop Income of $39.1 million, or $0.26 per diluted common share, consisting of Core Earnings of $28.6 million, or $0.19 per diluted common share, and Drop Income of $10.5 million, or $0.07 per diluted common share. In response to a steepening yield curve and a more favorable reinvestment environment during the Fourth Quarter, we recycled out of a portion of 15-Year 2.5% Agency RMBS securities into 30-Year 3.5% and 4.0% Agency RMBS.
Core Earnings decreased by approximately $0.5 million in the Fourth Quarter from the Third Quarter primarily as a result of a $1.1 million decrease in total interest income and a $2.7 million increase in interest expense due to an increase in the average cost of funds on repurchase agreements ("repo borrowings") and Federal Home Loan Bank of Cincinnati Advances ("FHLBC Advances") (FHLBC Advances and collectively with repo borrowings, "Total Outstanding Borrowings"). The decrease in total interest income largely resulted from an increase in prepayment speeds and the weighted-average cost of our Debt Securities portfolio during the Fourth Quarter. The increase in prepayment speeds and weighted-average cost of our Debt Securities portfolio during the Fourth Quarter resulted in an additional $1.4 million of amortization expense compared to the Third Quarter. The increase in interest expense is a direct result of an increase in the average cost of funds to 0.81% in the Fourth Quarter, as compared to 0.68% in the Third Quarter. The increase in the average cost of funds was partially offset by a decrease in average Total Outstanding Borrowings during the Fourth Quarter. The decrease in Core Earnings in the Fourth Quarter was partially offset by (i) a $2.4 million decrease in swap and cap interest expense, and (ii) a $1.1 million decrease in total expenses, as further described below. Drop Income decreased by $2.4 million in the Fourth Quarter as a result of lower volume of forward purchase settling transactions from which we derive Drop Income.
In the Fourth Quarter, total interest income decreased to $68.6 million from $69.7 million in the Third Quarter as noted above, while the average yield on our settled Debt Securities was relatively flat at 2.39% in the Fourth Quarter, as compared to 2.38% in the Third Quarter. The Fourth Quarter weighted-average experienced CPR increased to 14.2% from 14.0% in the Third Quarter, while amortization expense increased $1.4 million to $23.5 million from $22.1 million in the Third Quarter for the reasons described above. The weighted-average cost basis of our Debt Securities portfolio increased slightly to $103.78 at December 31, 2016 from $103.72 at September 30, 2016.
The Company's net interest income of $48.4 million in the Fourth Quarter, down approximately $3.8 million from $52.2 million in the Third Quarter, is largely due to the decrease in total interest income and increase in total interest expense described above.
Economic Net Interest Income and Economic Net Interest Expense are non-GAAP measures. The following table presents a reconciliation of GAAP net interest income and total interest expense to Economic Net Interest Income and Economic Net Interest Expense, respectively, for each respective period.

	Three Months Ended				Year Ended
(dollars in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2016	December 31, 2015
Net interest income	$48,400	$52,182	$56,170	$63,506	$220,258	$285,066
Swap and cap interest expense	10,128	12,493	14,779	18,398	55,798	100,110
Economic net interest income	$38,272	$39,689	$41,391	$45,108	$164,460	$184,956

Total interest expense	$20,168	$17,479	$18,687	$17,945	$74,279	$46,129
Swap and cap interest expense	10,128	12,493	14,779	18,938	55,798	100,110
Economic interest expense	$30,296	$29,972	$33,466	$36,883	$130,077	$146,239
The Company's Economic Net Interest Income, which takes into account swap and cap interest expense, as well as interest expense on repo borrowings and FHLBC Advances, was $38.3 million in the Fourth Quarter, a decline of approximately $1.4 million from $39.7 million in the Third Quarter. The decrease in Economic Net Interest Income was primarily due to lower net interest income, as previously described, which was partially offset by a decrease in swap and cap interest expense. A combination of the lower weighted-average notional of swaps and caps outstanding of $9.0 billion in the Fourth Quarter, compared to $9.3 billion in the Third Quarter, and an increase in the receive rate on resetting swaps as a direct result of an increase in the three-month London Interbank Offered Rate ("LIBOR") during the Fourth Quarter, resulted in a $2.4 million decrease in swap and cap interest expense to $10.1 million in the Fourth Quarter, from $12.5 million in the Third Quarter. The weighted-average receive rate on our interest rate swaps was 0.89% at December 31, 2016, compared to 0.77% at September 30, 2016.
In the Fourth Quarter, Economic Interest Expense, comprised of interest expense on repo borrowings and swap and cap interest expense, was $30.3 million, compared to $30.0 million in the Third Quarter. Interest expense on Total Outstanding Borrowings increased to $20.2 million in the Fourth Quarter from $17.5 million in the Third Quarter due primarily to a 13 bps increase in the average cost of funds while swap and cap interest expense decreased by $2.4 million during the Fourth Quarter, as previously noted. Overall, the adjusted average cost of funds and hedge increased marginally to 1.04% during the Fourth Quarter from 0.99% in the prior quarter. The Company’s interest rate spread net of hedge including Drop Income dipped to 1.28% in the Fourth Quarter from 1.37% in the prior quarter.
The Company recognized an aggregate net realized and unrealized loss from investments of $(323.4) million in the Fourth Quarter, compared to a net realized and unrealized loss from investments of $(18.4) million in the Third Quarter. The net loss on investments during the Fourth Quarter was triggered by an increase in interest rates during the Fourth Quarter resulting in a decrease in the prices of our Agency RMBS as previously described. During the Third Quarter, prices of 15-year 3.0% and 15-year 3.5% Agency RMBS increased by $0.12 to $104.98 and by $0.56 to $105.42, respectively.
The Company recognized a net realized and unrealized gain on derivative instruments of $110.0 million for the Fourth Quarter, comprised of $157.0 million of net realized and unrealized gain on swap and cap contracts, and $(47.0) million of net realized and unrealized loss on TBA Derivatives, compared to a net realized and unrealized gain on derivative instruments of $63.6 million in the Third Quarter, comprised of $51.2 million of net realized and unrealized gain on swap and cap contracts, and $12.4 million of net realized and unrealized gain on TBA Derivatives. The net increase in value of our swaps and caps during the Fourth Quarter was due primarily to an increase in interest rates during the Fourth Quarter. For illustrative purposes, 5-year swap rates increased by 80 and 20 bps during the Fourth and Third Quarters, respectively.
The Company’s operating expense ratio as a percentage of average stockholders' equity was 1.26% in the Fourth Quarter, compared to 1.42% in the Third Quarter. During the Fourth Quarter, the Company decreased the incentive compensation accrual by $1.6 million as a result of actual performance. The Company also recorded a $1.7 million non-recurring charge related to a prior period tax liability, which is recorded in General, administrative and other expenses in the Consolidated Statements of Operations. Excluding the effect of the non-recurring charge, the Fourth Quarter operating expense ratio was 0.85%.
Set forth below are summary financial data for the four quarters in 2016, and the years ended December 31, 2016 and 2015:

(in thousands)	Three Months Ended *				Year Ended
Key Balance Sheet Metrics	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2016	December 31, 2015
Average settled Debt Securities (1)	$11,484,017	$11,725,021	$11,887,351	$11,905,997	$11,781,920	$12,962,340
Average total Debt Securities (2)	$13,207,856	$13,596,739	$13,230,800	$12,945,855	$13,212,278	$14,223,921
Average repurchase agreements and FHLBC Advances (3)	$9,905,199	$10,223,051	$10,412,784	$10,492,636	$10,290,967	$11,395,383
Average Debt Securities liabilities (4)	$11,629,038	$12,094,769	$11,756,233	$11,532,494	$11,721,325	$12,656,964
Average stockholders' equity (5)	$1,646,903	$1,749,543	$1,725,879	$1,714,728	$1,704,701	$1,856,455
Average common shares outstanding (6)	151,434	151,414	151,452	151,788	151,522	156,686
Leverage ratio (at period end) (7)	7.06:1	6.96:1	6.91:1	6.76:1	7.06:1	6.77:1
Book value per common share (at period end) (8)	$8.33	$9.79	$9.55	$9.46	$8.33	$9.36
Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (9)	$103.78	$103.72	$103.42	$103.76	$103.78	$103.69

Key Performance Metrics
Average yield on settled Debt Securities (10)	2.39%	2.38%	2.52%	2.74%	2.50%	2.56%
Average yield on total Debt Securities including Drop Income (11)	2.32%	2.36%	2.50%	2.71%	2.48%	2.56%
Average cost of funds (12)	0.81%	0.68%	0.72%	0.68%	0.72%	0.40%
Average cost of funds and hedge (13)	1.22%	1.17%	1.29%	1.39%	1.26%	1.28%
Adjusted average cost of funds and hedge (14)	1.04%	0.99%	1.14%	1.26%	1.11%	1.16%
Interest rate spread net of hedge (15)	1.17%	1.21%	1.23%	1.35%	1.24%	1.28%
Interest rate spread net of hedge including Drop Income (16)	1.28%	1.37%	1.36%	1.45%	1.37%	1.40%
Operating expense ratio (17)	1.26%	1.42%	1.36%	1.48%	1.39%	1.12%
Total stockholder return on common equity (18)	(12.36%)	5.13%	3.59%	3.85%	(0.21%)	(0.38%)

Constant prepayment rate (weighted-average experienced 1-month) (19)	14.2%	14.0%	12.9%	7.6%	12.1%	10.4%
__________

(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities and all TBA contracts during the period.

(3)	The average repurchase agreements and FHLBC Advances are calculated by averaging the month end repurchase agreements and FHLBC Advances balances during the period.

(4)
The average Debt Securities liabilities are calculated by adding the average month end repurchase agreements and FHLBC Advances balances plus average unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(5)	The average stockholders' equity is calculated by averaging the month end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements and FHLBC Advances balances plus payable for securities purchased minus receivable for securities sold plus net TBA Derivatives positions (as described below) by (ii) stockholders' equity.

(8)	Book value per common share is calculated by dividing total stockholders' equity less the liquidation value of preferred stock at period end by common shares outstanding at period end.

(9)	The weighted-average amortized cost of Agency RMBS and U.S. Treasuries is calculated using the weighted-average amortized cost by security divided by the current face value at period end.

(10)	The average yield on settled Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(11)
The average yield on total Debt Securities including Drop Income for the period is calculated by dividing total interest income plus Drop Income by average total Debt Securities. Drop Income is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in the consolidated statements of operations. Drop Income is the difference between the spot price and the forward settlement price for the same security on trade date. This difference is also the economic equivalent of the assumed net interest margin (yield minus financing costs) of the bond from trade date to settlement date. We derive Drop Income through utilization of forward settling transactions.

(12)	The average cost of funds for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense by average repurchase agreements and FHLBC Advances for the period.

(13)	The average cost of funds and hedge for the period is calculated by dividing repurchase agreement, FHLBC Advances and swap and cap interest expense by average repurchase agreements and FHLBC Advances.

(14)	The adjusted average cost of funds and hedge for the period is calculated by dividing repurchase agreement, FHLBC Advances and swap and cap interest expense by average Debt Securities liabilities.

(15)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(16)
The interest rate spread net of hedge including Drop Income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including Drop Income.

(17)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(18)	The total stockholder return on common equity is calculated as the change in book value plus dividend distributions on common stock divided by book value at the end of the prior period.

(19)	CPR represents the weighted-average 1-month CPR of the Company's Agency RMBS during the period.

*	All percentages are annualized except total stockholder return on common equity.
Portfolio

Effective January 1, 2016, the Company recognized TBAs that do not qualify for the regular-way scope exception in the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 815 - Derivatives and Hedging as derivatives (which we refer to as "TBA Derivatives"). TBA Derivatives are accounted for as a series of derivative transactions and are recorded as either assets or liabilities at fair value in the consolidated balance sheets with changes in fair value recognized in the consolidated statements of operations in "Net realized and unrealized gain (loss) on derivative instruments".
The Company's Debt Securities portfolio, including net TBA Derivatives positions, at fair value, was $12.3 billion at December 31, 2016, a decrease of $1.7 billion from $14.0 billion at September 30, 2016. During the Fourth Quarter, in response to a steepening yield curve, we sold lower yielding, and purchased higher yielding, Agency RMBS.
The following tables detail the Company's Debt Securities portfolio, inclusive of $(0.3) billion, $2.2 billion, and $0 of net TBA Derivative positions at December 31, 2016, September 30, 2016, and December 31, 2015, respectively (dollars in thousands):

	December 31, 2016		September 30, 2016		December 31, 2015
Asset Type	Fair Value	% of Total	Fair Value	% of Total	Fair Value	% of Total
15-Year Fixed Rate	$4,443,735	36%	$7,572,953	55%	$6,458,865	50%
20-Year Fixed Rate	42,348	—%	46,353	—%	56,102	—%
30-Year Fixed Rate	7,418,624	60%	5,993,108	43%	6,045,212	46%
Hybrid ARMs	385,502	3%	323,851	2%	367,817	3%
U.S. Treasuries	49,686	1%	49,891	—%	99,711	1%
Total	$12,339,895	100%	$13,986,156	100%	$13,027,707	100%
Key metrics related to the Company’s Debt Securities portfolio, inclusive of $(0.3) billion net TBA Derivatives positions, as of December 31, 2016 are summarized below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$4,323,608	$4,443,735	$103.00	$102.78	2.29%	3.05%	12.4%
20-Year Fixed Rate	39,328	42,348	102.66	107.68	2.45%	4.50%	19.6%
30-Year Fixed Rate	7,179,523	7,418,624	104.34	103.33	3.09%	3.64%	13.1%
Hybrid ARMs (3)	375,745	385,502	102.74	102.60	2.31%	2.82%	21.3%
Total Agency RMBS	11,918,204	12,290,209	103.80	103.12	2.78%	3.40%	13.1%
U.S. Treasuries	50,000	49,686	99.90	99.37	1.05%	0.63%	n/a
Total	$11,968,204	$12,339,895	$103.78	$103.11	2.77%	3.39%	13.1%
__________
(1) Represents a forward yield and is calculated based on the market price of the security at December 31, 2016.
(2) Represents CPR for those bonds held at December 31, 2016. CPR is a method of expressing the prepayment rate for a mortgage pool that assumes a constant fraction of the remaining principal is prepaid each month. Specifically, the CPR reflects the annualized version of the experienced prior three-month prepayment rate for the securities in the portfolio at December 31, 2016. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of the Company's Hybrid ARM portfolio was 67.1 at December 31, 2016. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset thereafter annually.
Leverage & Liquidity
Our leverage was 7.06:1 at December 31, 2016, compared to 6.96:1 at the end of the Third Quarter. As of December 31, 2016 and September 30, 2016, the Company had financed its portfolio with approximately $9.7 billion and $9.6 billion of Total Outstanding Borrowings, respectively, and recognized payable for securities purchased net of receivable for securities sold of $1.5 billion and $0.4 billion, respectively.
At December 31, 2016, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash and cash equivalents was approximately $0.9 billion, or 61.0% of stockholders' equity, compared to $1.2 billion, or 70.3% of stockholders' equity, at September 30, 2016.
Financing
During the Fourth Quarter, the Company financed its portfolio with average Total Outstanding Borrowings of $9.9 billion, with an average cost of funds of 0.81%, compared to $10.2 billion and 0.68%, respectively, during the Third Quarter.
During the Fourth Quarter, the Company did not experience a decline in the availability of repo borrowings. At December 31, 2016, repo borrowings with any individual counterparty were less than 7.1% of our total repo borrowings. As of December 31, 2016, we had 50 counterparties available to finance the Company's operations through repo borrowings. Below is a summary, by region, of our Total Outstanding Borrowings at December 31, 2016 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	22	$5,853,544	60.4%
Europe	8	2,214,476	22.8%
Asia	5	1,623,524	16.8%
Total	35	$9,691,544	100.0%
Hedging
The Company utilizes interest rate swap and cap contracts (a "swap" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio.
As of December 31, 2016, the Company held swaps with an aggregate notional amount of $6.5 billion, a weighted-average fixed rate of 1.23%, a weighted-average receive rate of 0.89%, a weighted-average net pay rate of 0.34% and a weighted-average remaining expiration of 3.0 years. The receive rate on the Company's swaps is the three-month LIBOR, which resets quarterly and stood at 1.00% at December 31, 2016, up from 0.85% at September 30, 2016. At December 31, 2016, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average remaining expiration of 3.0 years.
As of September 30, 2016, the Company held swaps with an aggregate notional amount of $6.5 billion, a weighted-average fixed rate of 1.23%, a weighted-average receive rate of 0.77%, a weighted-average net pay rate of 0.46% and a weighted-average remaining expiration of 3.3 years. At September 30, 2016, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average remaining expiration of 3.3 years.
Key provisions of the Company's outstanding swaps and caps at December 31, 2016 are summarized below (dollars in thousands):

Interest Rate Swaps	Weighted-Average
Expiration Year	Fixed Pay Rate	Receive Rate	Net Pay (Receive) Rate	Notional Amount	Fair Value
2017	0.82%	0.94%	(0.12)%	$1,000,000	$2,316
2018	1.00%	0.91%	0.09%	1,500,000	4,359
2020	1.45%	0.86%	0.59%	1,750,000	23,474
2021	1.21%	0.89%	0.32%	1,700,000	48,931
2022	1.98%	0.88%	1.10%	500,000	1,528
Total	1.23%	0.89%	0.34%	$6,450,000	$80,608

Interest Rate Caps	Weighted-Average
Expiration Year	Cap Rate	Receive Rate	Cap Rate	Notional Amount	Fair Value
2019	1.34%	n/a	1.34%	$800,000	$8,051
2020	1.25%	n/a	1.25%	1,700,000	34,481
Total	1.28%	n/a	1.28%	$2,500,000	$42,532
Duration Gap
Our net duration gap increased to 1.02 at December 31, 2016 from 0.50 at September 30, 2016 as a direct result of an increase in interest rates during the Fourth Quarter.
Drop Income
"Drop Income" is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in the consolidated statements of operations, and is therefore excluded from Core Earnings. Drop Income is the difference between the spot price and the forward settlement price for the same Agency RMBS on the trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives Drop Income through utilization of forward settling transactions of Agency RMBS. The Company's Drop Income and average market value of all TBAs outstanding during the Fourth Quarter and Third Quarter, and years ended December 31, 2016 and 2015 follow (dollars in thousands):

	Three Months Ended		Year Ended
(in thousands)	December 31, 2016	September 30, 2016	December 31, 2016	December 31, 2015
Drop Income	$8,061	$10,524	$32,896	$32,609
Average TBAs market value	1,534,878	1,851,353	1,404,095	1,244,321
Prepayments
We received $534.7 million in principal repayments and prepayments, experienced a weighted-average CPR of approximately 14.2% and net amortization expense of $23.5 million during the Fourth Quarter. This compared to $518.5 million in principal repayments and prepayments, a weighted-average CPR of approximately 14.0%, and net amortization expense of $22.1 million for the Third Quarter. The Company believes that the increase in CPR was due principally to higher refinancings resulting from the expected Fed rate hike in December.
Dividend
The Company declared a common dividend of $0.25 per share for the Fourth Quarter, unchanged from the Third Quarter. Using the closing share price of $7.73 on December 31, 2016, the Fourth Quarter dividend equates to an annualized dividend yield of 12.9%.
Share Repurchase Program
The Company did not repurchase any shares in the Third and Fourth Quarters. As of December 31, 2016, the Company had approximately $155.5 million available under the share repurchase program to repurchase shares of its common stock.
Results for the Year Ended December 31, 2016
The Company generated net income (loss) available to common stockholders of $(4.4) million for the year ended December 31, 2016, or $(0.04) per diluted common share, compared to net income (loss) available to common stockholders of $(25.6) million, or $(0.17) per diluted common share in 2015. Book value per common share decreased to $8.33 at December 31, 2015 from $9.36 at December 31, 2015, after declaring $1.01 per share in dividends during 2016. The year-over-year decrease in book value per common share and net income was due primarily to net losses on investments as a result of an increase in interest rates during the Fourth Quarter. The Company recognized an aggregate net realized and unrealized gain (loss) on investments of $(113.0) million for the year ended December 31, 2016, compared to a net realized and unrealized loss of $(116.1) million in the prior year.
During the year ended December 31, 2016, the Company had Core Earnings plus Drop Income of $154.3 million, or $1.02 per diluted common share ($0.81 Core Earnings and $0.21 Drop Income), compared to $176.8 million, or $1.13 per diluted common share ($0.92 Core Earnings and $0.21 Drop Income), in 2015. The year-over-year decrease in Core Earnings plus Drop Income per share was primarily the result of a decrease in the average interest rate spread net of hedge to 1.24% from 1.28% for the years ended December 31, 2016 and 2015, respectively, on a smaller investment portfolio, with average total Debt Securities of $13.2 billion for the year ended December 31, 2016, compared to $14.2 billion for the year ended December 31, 2015.
The Company recognized a net realized and unrealized gain (loss) on derivative instruments of $(11.5) million for the year ended December 31, 2016, comprised of $9.2 million of net realized and unrealized gain on swap and cap contracts, and $(20.7) million of net realized and unrealized loss on TBA Derivatives. During 2015, the company recognized a net realized and unrealized gain (loss) on derivative instruments of $(54.9) million. The decrease in net realized and unrealized gain (loss) on derivative instruments during 2016 was primarily due to an increase in interest rates during 2016, resulting in an increase in the value of our swaps. For illustrative purposes, 5-year swap rates increased by 24 bps and decreased by 3 bps during 2016 and 2015, respectively.
Operating expenses were $23.6 million and $20.8 million for the years ended December 31, 2016 and 2015, respectively, representing an expense ratio of 1.39% for 2016, compared to 1.12% for 2015. The increase in operating expenses during 2016 was due primarily to an increase in compensation and benefits expense due to an increase in headcount and $2.6 million of non-recurring charges, including a $1.7 million prior period tax charge. Excluding the effects of non-recurring charges, the operating expense ratio was 1.23% for the year ended December 31, 2016.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, February 16, 2017, to discuss its financial results for the quarter and year ended December 31, 2016. To participate in the call by telephone, please dial (888) 647-8086 at least 10 minutes prior to the start time and reference the conference passcode 66321343. International callers should dial (484) 821-5013 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com. To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.

A dial-in replay will be available on Thursday, February 16, 2017, at approximately 12:00 PM Eastern Time through Thursday, March 2, 2017, at approximately 11:00 AM Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 66321343. International callers should dial (404) 537-3406 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.
Additional Information
The Company will make available a supplemental presentation on the Company's website, contemporaneously with the filing of this Form 8-K. The supplemental presentation will be available on the Webcasts/Presentations section of the Company's website.
About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. The Company has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rate volatility, the prices and supply and demand of Agency RMBS, earnings, equity returns, yields, investment environment, economic growth, inflation, interest rates, hedges, prepayments, the U.S. and global economies, and the effect of actions of the U.S. government, including the Fed, and the FOMC on the Company's results. Forward-looking statements typically are identified by use of the terms such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, which have been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015 (1)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$1,260	$2,192	$13,182	$6,262	$9,982
Investments in securities, at fair value:
Agency RMBS (including pledged assets of $10,233,165, $10,117,658, $10,106,787, $10,868,773 and $11,587,014, respectively)	12,599,045	11,742,018	11,879,933	12,888,430	12,927,996
U.S. Treasury securities (including pledged assets of $44,469, $32,429, $884,213, $29,972 and $14,886, respectively)	49,686	49,891	884,213	29,972	99,711
Receivable for securities sold and principal repayments	409,849	2,598	1,507	1,586	1,084,844
Receivable for cash pledged as collateral	600	63,464	97,309	85,097	21,751
Interest receivable	31,825	33,273	32,460	34,033	34,563
Derivative assets, at fair value	142,556	29,869	24,650	32,701	100,778
Other investments	8,028	8,028	31,028	34,028	50,028
Other assets	2,419	2,787	1,625	1,219	1,051
Total assets	$13,245,268	$11,934,120	$12,965,907	$13,113,328	$14,330,704
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	$9,691,544	$9,620,641	$9,849,501	$9,656,969	$8,987,776
FHLBC Advances, at fair value	—	—	575,000	649,553	2,098,701
Payable for securities purchased	1,881,963	424,476	652,619	937,163	1,475,974
Payable for cash received as collateral	91,503	10,882	4,826	9,141	18,534
Accrued interest payable	27,908	21,521	20,307	20,020	32,588
Accrued expenses and other liabilities	6,170	6,111	4,857	3,113	4,083
Dividends payable	4,410	42,264	42,259	43,809	4,410
Derivative liabilities, at fair value	6,051	50,240	95,529	85,461	14,024
Total liabilities	$11,709,549	$10,176,135	$11,244,898	$11,405,229	$12,636,090
Stockholders' equity:
Preferred Stock, $0.01 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531	193,531	193,531

Common Stock, $0.01 par value, 500,000 shares authorized (151,435, 151,415, 151,394, 151,535 and 151,740 shares issued and outstanding, respectively)	1,514	1,514	1,514	1,515	1,517
Additional paid in capital	1,944,908	1,943,952	1,942,930	1,943,177	1,946,419
Retained earnings (accumulated deficit)	(676,603)	(453,381)	(489,335)	(502,493)	(519,222)
Total stockholders' equity	$1,535,719	$1,757,985	$1,721,009	$1,708,099	$1,694,614
Total liabilities and stockholders' equity	$13,245,268	$11,934,120	$12,965,907	$13,113,328	$14,330,704
Book value per common share	$8.33	$9.79	$9.55	$9.46	$9.36
 __________________

(1)	Derived from audited consolidated financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended				Year Ended
(In thousands, except per share data)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2016	December 31, 2015 (1)
Interest income:
Agency RMBS	$66,996	$68,602	$74,176	$81,323	$291,097	$328,286
Other	1,572	1,059	681	128	3,440	2,909
Total interest income	$68,568	$69,661	$74,857	$81,451	$294,537	$331,195
Interest expense:
Repurchase agreements	$20,168	$17,265	$16,910	$15,886	$70,230	$40,700
FHLBC Advances	—	214	1,777	2,059	4,049	5,429
Total interest expense	20,168	17,479	18,687	17,945	74,279	46,129
Net interest income	$48,400	$52,182	$56,170	$63,506	$220,258	$285,066
Other income (loss):
Net realized gain (loss) on investments	$(36,253)	$18,155	$36,359	$1,202	$19,463	$13,652
Net unrealized gain (loss) on investments	(287,161)	(36,540)	28,915	162,286	(132,500)	(129,764)
Net unrealized gain (loss) on FHLBC Advances	—	—	(448)	(851)	(1,299)	1,299
Other income	203	308	387	463	1,361	867
Net realized and unrealized gain (loss) on investments, FHLBC Advances and other income	(323,211)	(18,077)	65,213	163,100	(112,975)	(113,946)
Swap and cap interest expense	(10,128)	(12,493)	(14,779)	(18,398)	(55,798)	(100,110)
Net realized and unrealized gain (loss) on derivative instruments	109,951	63,625	(44,535)	(140,524)	(11,483)	(54,932)
Net gain (loss) on derivative instruments	99,823	51,132	(59,314)	(158,922)	(67,281)	(155,042)
Total other income (loss)	$(223,388)	$33,055	$5,899	$4,178	$(180,256)	$(268,988)
Expenses:
Compensation and benefits	$1,885	$3,619	$3,565	$3,865	$12,934	$12,121
General, administrative and other	3,287	2,608	2,294	2,488	10,677	8,722
Total expenses	5,172	6,227	5,859	6,353	23,611	20,843

Net income (loss)	$(180,160)	$79,010	$56,210	$61,331	$16,391	$(4,765)
Dividends on preferred stock	(5,203)	(5,203)	(5,203)	(5,203)	(20,812)	(20,813)
Net income (loss) available to common stockholders	$(185,363)	$73,807	$51,007	$56,128	$(4,421)	$(25,578)
Net income (loss) per common share basic & diluted	$(1.23)	$0.49	$0.34	$0.37	$(0.04)	$(0.17)
 __________________

(1)	Derived from audited consolidated financial statements.
Core Earnings
"Core Earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders, excluding net realized and unrealized gain (loss) on investments and derivative instruments, and net unrealized gain (loss) on FHLBC Advances. Management uses Core Earnings to evaluate the effective yield of the portfolio after operating expenses. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.
The primary limitation associated with Core Earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and derivative instruments, and net unrealized gain (loss) on FHLBC Advances. In addition, the Company's presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, Core Earnings should not be considered a substitute for the Company's GAAP net income (loss), a measure of our financial performance or any measure of our liquidity under GAAP.
The following table reconciles Net income to Core Earnings, a non-GAAP measure, and summarizes Core Earning plus Drop Income for the periods presented.

	Three Months Ended				Year Ended
(dollars in thousands, except per share data)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2016	December 31, 2015
Net income (loss) available to common stockholders	$(185,363)	$73,807	$51,007	$56,128	$(4,421)	$(25,578)
Net realized (gain) loss on investments	36,253	(18,155)	(36,359)	(1,202)	(19,463)	(13,652)
Net unrealized (gain) loss on investments	287,161	36,540	(28,915)	(162,286)	132,500	129,764
Net realized and unrealized (gain) loss on derivative instruments	(109,951)	(63,625)	44,535	140,524	11,483	54,932
Net unrealized (gain) loss on FHLBC Advances	—	—	448	851	1,299	(1,299)
Core Earnings	$28,100	$28,567	$30,716	$34,015	$121,398	$144,167
Core Earnings per average share	$0.19	$0.19	$0.20	$0.22	$0.81	$0.92
Drop Income	$8,061	$10,524	$7,996	$6,315	$32,896	$32,609
Core Earnings plus Drop Income	$36,161	$39,091	$38,712	$40,330	$154,294	$176,776
Core Earnings plus Drop Income per average share	$0.24	$0.26	$0.26	$0.27	$1.02	$1.13